Exhibit 3.1

AMENDED AND RESTATED CERTIFICATE OF FORMATION

OF

TIME WARNER LLC

This Amended and Restated Certificate of Formation of Time Warner LLC (the “Company”), dated as of June 15, 2018, has been duly executed and is being filed by the undersigned, an authorized person, in accordance with the provisions of Section 18-208 of the Delaware Limited Liability Company Act, as amended from time to time, to amend and restate the original Certificate of Formation of the Company, which was filed on October 27, 2016 with the Office of the Secretary of State of the State of Delaware (the “Secretary of State”) under the name “West Merger Sub II, LLC”, as amended by the Certificate of Merger of Time Warner Inc. with and into West Merger Sub II, LLC, filed with the Secretary of State on June 14, 2018, which amendment reflected a change in the name of the Company to Time Warner LLC (as amended, the “Certificate”). The undersigned does hereby certify as follows:

The Certificate is hereby amended and restated in its entirety to read as follows:

1.    The name of the Company is Warner Media, LLC.

2.    The address of the registered office of the Company in the State of Delaware is c/o Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle, Delaware 19801.

3.    The name and address of the registered agent for service of process on the Company in the State of Delaware are The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle, Delaware 19801.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned has duly executed this Amended and Restated Certificate of Formation of Time Warner LLC as of the date first written above.

/s/ Stephen A. McGaw
Name:	Stephen A. McGaw
Title:	Authorized Person

[Signature Page to A&R Certificate of Formation of Time Warner LLC]